Exhibit 10.2

EXECUTION VERSION

Twitter, Inc.

1355 Market St.

San Francisco, CA 94103

March 9, 2020

Elliott Investment Management L.P.

Elliott Associates, L.P.

Elliott International, L.P.

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Attention: Jesse A. Cohn

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Twitter, Inc. (the “Company”) and (b) Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party” and collectively, the “Elliott Parties”). The Elliott Parties and each Affiliate (as defined below) of each Elliott Party are collectively referred to as the “Elliott Group.” The Company and the Elliott Parties are collectively referred to as the “Parties.”

1.    New Director Appointments. As promptly as practicable following the execution of this Agreement, the Company and the Board of Directors of the Company (the “Board”) will take all necessary actions to increase the size of the Board to the extent necessary in connection with the appointments contemplated by this paragraph 1. Subject to the last sentence of this paragraph 1, the Company and the Board will take all action necessary so that (a) as promptly as practicable following the execution of this Agreement, Jesse Cohn (the “Elliott Designee”) will be appointed to the Board as a Class II director with a term expiring at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”); (b) as promptly as practicable following the date of consummation of the transactions contemplated by the Investment Agreement, dated as of March 9, 2020, between the Company and Silver Lake Partners V DE (AIV), L.P., Egon Durban (the “SLP Designee”) will be appointed to the Board as a Class III director with a term expiring at the Company’s 2022 annual meeting of stockholders; and (c) as promptly as practicable following the completion of the Company’s director search process, one additional Independent director selected by the Company will be appointed to the Board as a Class II director with a term expiring at the 2021 Annual Meeting (such person, together with the Elliott Designee and the SLP Designee, the “New Directors”). The appointment of each New Director to the Board will be subject to and contingent upon the provision by such New Director of any information the Company reasonably requires to complete its customary onboarding procedures for Board members (including a customary background check and review of such New Director’s independence and potential conflicts).

2.    2020 Annual Meeting Director Slate. The Company and the Board will nominate Omid Kordestani, Ngozi Okonjo-Iweala and Bret Taylor for re-election as Class I directors at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) (or, if any such person is no longer willing or able to serve on the Board or so stand for re-election, an alternative director candidate nominated by the Board for election as a Class I director), and the Board will recommend that the Company’s stockholders vote, and will solicit proxies, in favor of the election of, and otherwise support such persons for election, in a manner consistent with the Company’s past practice.

3.    Replacement Elliott Designee. Subject to paragraph 4, during the Cooperation Period (as defined below), if the Elliott Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (in each case, other than in the circumstances described in paragraph 4), as promptly as practicable, the Elliott Parties and the Company will cooperate to identify (and the Board will appoint as promptly as practicable thereafter) another person reasonably acceptable to the Company and the Elliott Parties (a “Successor Elliott Designee”) to serve as a Class II director in place of the Elliott Designee for the remainder of the Elliott Designee’s term. Upon becoming a member of the Board, the Successor Elliott Designee will be deemed to be the Elliott Designee for all purposes of this Agreement, and succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the Elliott Designee under this Agreement.

4.    Resignation of the Elliott Designee. The Company’s obligations under paragraph 3 will terminate upon the earlier of such time as: (a) the Elliott Group beneficially owns shares of the Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate less than 2.0 percent of the Company’s then-outstanding common stock; (b) any member of the Elliott Group or any other Restricted Person (as defined below) breaches in any material respect any of the terms of this Agreement, upon five Business Days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; or (c) any member of the Elliott Group or any other Restricted Person submits any director nominations for election at any meeting of the Company’s stockholders. In addition, upon the occurrence of any event described in clause (b) or (c) of the previous sentence, the Elliott Designee will resign from the Board concurrently with such occurrence, it being understood that any Successor Elliott Designee that is not a Restricted Person will be required to execute a customary conditional resignation letter as a condition to his or her appointment, or nomination for election, to the Board to effect the foregoing.

5.    Withdrawal of Nomination Notice. Effective as of the execution of this Agreement, the Elliott Group will be deemed to have irrevocably withdrawn its notice of nomination to the Company dated as of February 21, 2020, in respect of its intention to nominate, and to solicit proxies for the election of, four individuals as director candidates to the Board at the 2020 Annual Meeting.

6.    Company Policies. The Parties acknowledge that the Elliott Designee, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, expense reimbursement, director resignation, and other governance guidelines and policies of the Company as are applicable to the independent directors of the Company generally, as they may be modified from time to time (collectively, the “Company Policies”), and will have the same rights and benefits with respect to insurance, indemnification, compensation and reimbursement as are applicable to the independent directors of the Company generally, as they may be modified from time to time. The Company hereby agrees that Mr. Cohn may provide confidential information of the Company to members of the Elliott Group for the purpose of assisting Mr. Cohn in his role as a director of the Company and related compliance matters for the Company and the Elliott Group, subject to, and solely in accordance with the terms of, a customary confidentiality agreement among the Elliott Parties and the Company restricting the disclosure and use by the members of the Elliott Group and other Restricted Persons of such confidential information, and the Elliott Parties and the Company will cooperate to prepare and enter into such agreement as promptly as practicable following the execution and delivery of this Agreement.

7.    New Director Agreements, Arrangements and Understandings. Each Elliott Party agrees that neither it nor any other member of the Elliott Group or any other Restricted Person will (a) pay any compensation to any New Director (including any Successor Elliott Designee) for such person’s service on the Board or any committee thereof; or (b) have any agreement, arrangement or understanding, written or oral, with any New Director (including any Successor Elliott Designee) regarding such person’s service on the Board or any committee thereof (including pursuant to which such New Director will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof). The Company acknowledges that no Company Policy will be violated by the Elliott Designee receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates if the Elliott Designee neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates for the Elliott Designee’s service as a director of the Company.

8.    Management Structure Committee. As promptly as practicable following the execution of this Agreement, the Board will take all necessary action to (a) form a committee of the Board whose charter will be in the form set forth on Exhibit A hereto (the “Management Structure Committee Charter”), (b) appoint as the only members of the committee each of the Elliott Designee, the SLP Designee, Patrick Pichette and two other Independent directors, (c) maintain the size of the committee at five members and (d) cause such committee to remain in place until it has satisfied its responsibilities in accordance with the Management Structure Committee Charter.

9.    Voting Commitment. At each annual or special meeting of the Company’s stockholders or action by written consent during the Cooperation Period, the Elliott Parties will, and will cause the other members of the Elliott Group to, cause all Voting Securities that such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (a) in favor of the election of each person nominated by the Board for election as a director; (b) against the election as director of any person that is not approved and recommended by the Board for election at any such meeting or through any such written consent, (c) against any proposals or resolutions to remove any member of the Board and (d) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, the members of the Elliott Group will be permitted to vote in their sole discretion on any proposals related to any Extraordinary Transaction (as defined below).

10.    Cooperation Period. During the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 30 days prior to the last day of the advance notice period established by the Company’s bylaws for stockholders of the Company to deliver notice of director nominations for the 2021 Annual Meeting (such period, the “Cooperation Period”), the Elliott Parties will not, and will cause the other members of the Elliott Group and each of their respective principals, directors, general partners, officers, employees and agents and representatives acting on their behalf (collectively, the “Restricted Persons”), not to, directly or indirectly, without the prior written consent of the Board:

(a)    acquire, or offer, seek or agree to acquire, by purchase or otherwise (including by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act (as defined below)), or direct any third party in the acquisition of beneficial ownership of any securities of the Company or assets of the Company, or rights or options to acquire any securities of the Company or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in the Elliott Group having aggregate beneficial ownership in excess of 4.9 percent of any class of Voting Securities outstanding at such time, or aggregate economic exposure to more than 7.5 percent of the Voting Securities outstanding at such time;

(b)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in this Agreement; (ii) make or be the proponent of any stockholder proposal to the Company; (iii) seek, alone or in concert with others (including through any “withhold,” “vote no” or similar campaign), the removal of any member of the Board; or (iv) conduct a referendum of stockholders;

(c)    make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(d)    engage in any “solicitation” (as such term is used in the proxy rules of the SEC excluding for the avoidance of doubt carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents, or intentionally and deliberately advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to any election, matter or proposal, or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(e)    submit (publicly or otherwise) a proposal for, or offer of (with or without conditions), or participate in any way in, either alone or in concert with others, any tender offer,

exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing will not restrict a Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company);

(f)    make any public proposal with respect to (i) any change in structure of the Board (including the classified structure of the Board), the number of directors or the filling of any vacancies on the Board; (ii) any change in the capitalization, capital allocation policy, securities repurchase policy or dividend policy of the Company; (iii) any other change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s certificate of incorporation or bylaws; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)    knowingly encourage or intentionally and deliberately advise or influence any person, or intentionally and deliberately assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable), or otherwise form, join, knowingly encourage or participate in any “group” as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);

(h)    enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), other than granting proxies in solicitations approved by the Board;

(i)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Group ceasing to have a “net long position” in the Company;

(j)    sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by a Restricted Person to any third party;

(k)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to, or otherwise comment publicly about, the Board or the Company’s management, strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries, except for such statements made with the

Company’s prior written consent that are supportive of the Company’s management and Board, or that are otherwise consistent with the Press Release (as defined below) or the provisions of this Agreement (it being understood that the Restricted Persons shall be free to comment on the merits of any publicly proposed Extraordinary Transaction that is an acquisition by the Company of another Person, or the issuance by the Company of its equity securities, where the aggregate consideration payable by the Company or the proceeds to the Company of such issuance, exceeds $4 billion, in each case that is proposed by a person other than the Elliott Group and that was not encouraged, facilitated or solicited by any Restricted Person);

(l)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to paragraph 23; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement (including the Press Release) or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;

(m)    enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or intentionally and deliberately advise, assist or encourage, any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(n)    make any request or submit any proposal to amend or waive the terms of this Agreement (including this clause), either publicly or in a manner that reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(o)    take any action that could reasonably be expected to cause or require the Company to make a public disclosure with respect to any of the foregoing.

Notwithstanding the foregoing, the restrictions in this paragraph 10 will terminate automatically upon the earliest of (i) upon five Business Days’ prior written notice by the Elliott Parties following a material breach of this Agreement by the Company (including a failure to appoint the New Directors in accordance with paragraph 1 or a failure to establish the Management Structure Committee in accordance with paragraph 8 and Exhibit A hereto) if such breach has not been cured within such notice period, but only if the Elliott Parties are not in material breach of this Agreement at the time such notice is given or at any time prior to the end of the notice period, (ii) following such time as neither Mr. Cohn nor any other Restricted Person is a member of the Board, the announcement by the Company of its entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock and which Extraordinary Transaction was not encouraged, facilitated or solicited by any Restricted Person, (iii) following such time as neither Mr. Cohn nor any other Restricted Person is a member of the Board, the commencement of any tender or exchange offer (by a person other than any member of the Elliott Group and which offer was not encouraged, facilitated or solicited by any Restricted Person) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, and (iv) such time as the Elliott Designee resigns from, or otherwise ceases to be a member of, the Management Structure Committee following a material breach by the Company or the Board of the Management Structure Committee Charter, if the Elliott Parties have provided the Company five Business Days’ written notice of such breach and it has not been cured within such notice period, provided that none of the Elliott Parties is in material breach of this Agreement at the time such notice is given or prior to the end of the notice period or at such time as the Elliott Designee resigns from, or otherwise ceases to be a member of, the Management Structure Committee. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 10, paragraph 13 or elsewhere in this Agreement, will prohibit or restrict the Elliott Designee in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.

11.    Permitted Actions. Nothing in this Agreement will prohibit or restrict any member of the Elliott Group from, but subject to paragraph 13: (a) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, General Counsel, Head of Investor Relations and financial or legal advisors that have been identified by one of the foregoing to the Elliott Parties as appropriate contacts and, to the extent that the specific meeting or communication is approved in writing in advance and coordinated by the Company’s General Counsel, other personnel of the Company, so long as such communications would not reasonably be expected to require any public disclosure of such communications or the content thereof; (b) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such member of the Elliott Group (so long as such requirement did not arise as a result of a breach by a Restricted Person of this Agreement); (c) privately communicating to any of their investors non-confidential information regarding the Company, but only if such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed; (d) making any public or private statement or announcement with respect to any Extraordinary Transaction that is an acquisition by the Company of another Person, or the issuance by the Company of its equity securities, where the aggregate consideration payable by the Company or the proceeds to the Company of such issuance, exceeds $4 billion; (e) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable; or (f) negotiating, evaluating and/or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.

12.    Non-Disparagement. Subject to applicable law and except for any statement made in connection with any action to enforce this Agreement, each of the Elliott Parties and the Company agrees that, during the Cooperation Period, the Company, each Elliott Party and Mr. Cohn shall refrain from making, and shall cause its respective Affiliates and its and their respective principals, managing directors, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement (including any statement or announcement that can reasonably be expected to become public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of any such statements or announcements by any of the Elliott Parties, the Elliott Designee or their related parties: the Company and its Affiliates or any of their current or former officers, directors or employees; and (b) in the case of any such statements or announcements by the Company or its related parties: the Elliott Parties and their current or former principals, directors, members, general partners, officers or employees. The foregoing shall not restrict the ability of any person to comply with applicable law, any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party.

13.    Impartiality; No Influence. During the Cooperation Period and, if longer, while an Elliott Designee serves as a member of the Board, none of the Elliott Parties, any other member of the Elliott Group or any other Restricted Person will comment on or influence, or attempt to influence, directly or indirectly, any Company policies or rules, or policy or rule enforcement decisions with respect to the independence and impartiality of decisions related to content moderation on the Twitter platform or access to Twitter user data.

14.    Compliance with this Agreement. The Elliott Parties will cause the members of the Elliott Group and the other Restricted Persons (including any Elliott Designee that is a Restricted Person) to comply with the terms of this Agreement applicable to such Persons, and will be responsible for any breach of such terms of this Agreement applicable to any such Person (notwithstanding that such Person is not a party to this Agreement).

15.    Public Announcement. The Company will, no later than 6:30 a.m., Pacific time, on March 9, 2020, issue a press release in the form attached as Exhibit B (the “Press Release”) and will, as promptly as practicable following the execution of this Agreement, file a Current Report on Form 8 K disclosing the Company’s entry into this Agreement, which will be in form and substance reasonably acceptable to the Company and the Elliott Parties. The Company and the Elliott Parties will not, and the Elliott Parties will cause the other members of the Elliott Group and the other Restricted Persons not to, make any public statements with respect to the matters covered by this Agreement prior to the issuance of the Press Release.

16.    Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; provided, that none of the Company or its Affiliates, on the one hand, and the Elliott Parties and their Affiliates, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that

“Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties “Affiliates” shall not include any portfolio operating company of any of the Elliott Parties or their Affiliates; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (e) “Independent” means that such Person qualifies as independent of the Company under all applicable listing standards, applicable rules of the U.S. Securities and Exchange Commission and publicly disclosed standards used by the Board in determining the independence of the Company’s directors; (f) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead be the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date); and (g) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that for purposes of paragraph 9 and the calculation of “economic exposure” in paragraph 10(a) (but not the determination of the number of Voting Securities outstanding for purposes of in paragraph 10(a)), “Voting Securities” will not include any securities contained in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.

17.    Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

18.    Representations of the Elliott Parties. Each Elliott Party, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the Elliott Designee for his service as a director of the Company. The Elliott Parties represent that as of the date of this Agreement, the Elliott Group has aggregate economic exposure to 30,890,655 shares of the Company’s common stock.

19.    Representations of the Company. The Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

20.    Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

21.    Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this

Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

22.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.    Governing Law; Forum. This Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 26 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

24.    Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

25.    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

26.    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand or by fax; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 26 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 26 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 26, provide updated information for notices pursuant to this Agreement.

If to Company:

Twitter, Inc.

1355 Market St.

San Francisco, CA 94103

Attn:	General Counsel
Email:	[Redacted]

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:	Katharine A. Martin

Martin W. Korman

Bradley L. Finkelstein

Douglas K. Schnell

Fax:	(650) 493-6811
Email:	[Redacted]

[Redacted]

[Redacted]

[Redacted]

If to the Elliott Parties:

Elliott Investment Management L.P.

Elliott Associates, L.P.

Elliott International, L.P.

40 West 57th Street

New York, NY 10019

Attn: Jesse A. Cohn

Fax: (212) 478-2476

Email: [Redacted]

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Steve Wolosky

Fax:	(212) 451-2222
Email:	[Redacted]

27.    Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

28.    Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

29.    Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

ELLIOTT PARTIES:

Elliott Investment Management L.P.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott Associates, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott International, L.P.

By:	Hambledon, Inc., its General Partner

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Cooperation Agreement]

THE COMPANY:

Twitter, Inc.

By:	/s/ Ned Segal
Name:	Ned Segal
Title:	Chief Financial Officer

Exhibit A

CHARTER OF THE MANAGEMENT STRUCTURE COMMITTEE

OF THE BOARD OF DIRECTORS OF

TWITTER, INC.

PURPOSE

The purpose of the Management Structure Committee (the “Committee”) of the Board of Directors (the “Board”) of Twitter, Inc. (the “Company”) is to provide recommendations to the Board regarding the management structure of the Company.

COMPOSITION

1.

Membership and Appointment. The Committee shall consist of the following five members of the Board: Patrick Pichette, the SLP Designee, the Elliott Designee and two additional independent members of the board to be determined by the board.

2.	Qualifications. Each member of the Committee shall meet the independence requirements of the listing standards of the securities exchange on which the Company’s securities are listed.

3.	Chairperson. The Board may designate a chairperson of the Committee. The initial Chairperson shall be Patrick Pichette.

4.	Term. Unless otherwise determined by the Board, the Committee shall exist until December 31, 2020.

RESPONSIBILITIES

The following are the responsibilities of the Committee:

1.	Evaluate the effectiveness of the Company’s management structure (given that the Company’s chief executive officer has another chief executive officer role);

2.	Considering and recommending to the full Board whether any changes to be Company’s management or management structure are warranted to increase the effectiveness of the management team;

3.	Evaluating the CEO succession plan with the CEO and the Board;

4.

Making recommendations to the Board, taking into account corporate governance best practices, regarding the advisability of, and the manner in which to, eliminate the Company’s classified board of directors; and

5.

Providing recommendations to the Board as to any appropriate changes, and the Board shall publicly report the Management Structure Committee’s conclusions to shareholders by no later than December 31, 2020.

MEETINGS AND PROCEDURES

1.	Meetings.

•

The Committee will meet at such times and places as the Committee determines. The chairperson of the Committee shall preside at each meeting. The chairperson will approve the agenda for the Committee’s meetings and any member may suggest items for consideration.

•	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

•

The Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities, including directors who are not members of the Committee.

2.

Assistance. The Committee is authorized and empowered to seek assistance from the Company’s personnel and advisors as the Committee may deem necessary or appropriate to perform such services and render such opinions as may be necessary or appropriate in order for the Committee to discharge its duties.

3.	Reporting.

•	The Committee shall report periodically to the Board regarding its activities and recommendations.

•	The Committee will publicly report the Management Structure Committee’s conclusions to shareholders by no later than December 31, 2020.

4.	Compensation. Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.

Exhibit B

MARCH 9, 2020

Twitter, Inc. Announces Partnership With Silver Lake and Elliott Management

Silver Lake to make $1 Billion Investment

Board Authorizes $2 Billion Share Repurchase Program

Enters into Cooperation Agreement with Elliott Management

Further Strengthens Twitter Board by Appointing Egon Durban and Jesse Cohn as Directors, Confirms

Search for a Third New Independent Director with Technology Expertise

Forms New Committee to Build on Regular Evaluation of Leadership and Governance Structure

SAN FRANCISCO, California – Twitter, Inc. (NYSE: TWTR) today announced that Silver Lake, a global leader in technology investing, will make a $1 billion investment in Twitter. Twitter also entered into a Cooperation Agreement with Elliott Management Corporation (“Elliott”), an investment firm whose affiliated funds own approximately 4% percent of the Company’s common stock and economic equivalents. The Company expects to use Silver Lake’s investment, together with cash on hand, to fund a $2 billion share repurchase program that will be executed over time.

In connection with the investment and the Cooperation Agreement, Egon Durban, co-CEO and managing partner of Silver Lake, and Jesse Cohn, partner at Elliott, will be appointed to the Twitter Board of Directors. In addition, the Twitter Board will continue the process of identifying a third new independent director, focusing on candidates that reflect the diversity of the Twitter service and also possess deep technology and AI expertise.

Patrick Pichette, lead independent director of the Twitter Board, said, “Twitter has undergone remarkable change over the last several years. We are deeply proud of our accomplishments and confident we are on the right path with Jack’s leadership and the executive team. As a Board, we regularly review and evaluate how Twitter is run, and while our CEO structure is unique, so is Jack and so is this Company. To continue to ensure strong governance, we are pleased to create a temporary Board committee that will build on our regular evaluation of Twitter’s leadership structure. This committee, which I will chair, will provide a fresh look at our various structures, and report the findings to our Board on an ongoing basis. In an environment where certainty is scarce, I can say with certainty that today we have taken steps to meaningfully strengthen what is already a world-class Board.”

Twitter will further strengthen the Board through the additions of Mr. Durban and Mr. Cohn. As one of the most respected technology investors in the world, Mr. Durban brings unparalleled operational knowledge in technology. Mr. Cohn is one of the most prominent active investors in public technology companies and brings outstanding industry, capital markets, and governance experience. The Company is also looking to appoint a third new independent director with technology expertise in the near term.

Jack Dorsey, co-founder and CEO, said, “Twitter serves the public conversation, and our purpose has never been more important. Silver Lake’s investment in Twitter is a strong vote of confidence in our work and our path forward. They are one of the most respected voices in technology and finance and we are fortunate to have them as our new partner and as a member of our Board. We welcome the support of Egon and Jesse, and look forward to their positive contributions as we continue to build a service that delivers for customers, and drives value for stakeholders.”

Egon Durban, co-CEO and managing partner of Silver Lake said, “Twitter’s revolutionary platform is a cornerstone of the public discourse. We are impressed by Jack’s tireless work over the last few years to solidify the leadership team, improve the product and strengthen the Company. We are excited to partner with Twitter as an investor and a member of the Board. Jack is a visionary leader, and a critical force behind Twitter’s ongoing evolution and growth. I look forward to working alongside the entire Board and the executive team to drive Twitter’s long-term innovation and success.”

Jesse Cohn, partner at Elliott Management, said, “Twitter is one of the most important platforms in the global dialogue, and one of the most innovative and unique technology companies in the world. We are pleased to have worked collaboratively with Twitter on this constructive engagement. We invested in Twitter because we see a significant opportunity for value creation at the Company. I am looking forward to working with Jack and the Board to help contribute to realizing Twitter’s full potential.”

Twitter also shared its ambitions for two metrics which are important measures of the Company’s progress. The ambition in 2020 and beyond is to grow mDAU at 20% or more, and looking beyond 2020, to accelerate revenue growth on a year-over-year basis and gain share in the digital advertising market as Twitter continues to invest to drive growth. More details on these ambitions will be shared at an analyst day in the fall of 2020.

Twitter is also reinforcing its commitment to impartiality in the development and enforcement of its policies and rules. As such, per the terms of the Cooperation Agreement, neither Elliott nor Silver Lake will comment on or influence, or attempt to influence, directly or indirectly, any Twitter policies or rules, or policy or rule enforcement decisions, related to the Twitter platform. Elliott and Silver Lake further commit to, and emphasize the importance of, maintaining the independence and impartiality of the Twitter platform and its rules and enforcement.

Silver Lake Partnership with Twitter

Silver Lake’s mission is to build and grow great companies by partnering with world-class management teams. Leveraging insights from a global portfolio and deep technology experience, upon invitation by the Company, Silver Lake and its team of operating professionals will collaborate with Twitter on various operational initiatives with primary focus on accelerating growth and product innovation.

Silver Lake agreed to purchase $1 billion in aggregate principal amount of the Company’s 0.375% Convertible Senior Notes due 2025. Details of the notes, and the related agreements, will be filed on Form 8-K with the Securities and Exchange Commission. Silver Lake also offered to provide the Company with certain advisory, strategic and consulting services.

Share Repurchase Program

The Company will use the proceeds of the Silver Lake investment, as well as cash on hand, to repurchase up to $2 billion of its own shares over time.

Management Structure Committee of the Board

The Board has formed an independent five-person committee that will build on the Board’s regular evaluation of Twitter’s leadership structure. Mr. Pichette will be the Committee’s chair. Two additional independent current board members, along with Mr. Durban and Mr. Cohn, will comprise this committee. The Committee will also evaluate the CEO succession plan with the CEO and make recommendations consistent with corporate governance best practices with respect to the elimination of the Company’s staggered board. The Committee will report on its evaluation to the Board any considerations or recommended changes and will conclude its work and share the results publicly before the end of the year.

Cooperation Agreement

The full Cooperation Agreement between Twitter and Elliott will be filed on a Form 8-K with the Securities and Exchange Commission. Elliott and certain of its affiliates have also agreed to a customary standstill, voting and other provisions until one month before notices of director nominations are due in connection with the Company’s 2021 Annual Meeting of Stockholders.

Advisors

Goldman Sachs & Co. LLC and Allen & Company LLC are serving as financial advisors to Twitter and Wilson Sonsini Goodrich & Rosati is serving as legal counsel. Goldman Sachs also served as financial advisor to Twitter for Silver Lake’s convertible investment.

About Egon Durban

Mr. Durban joined Silver Lake in 1999 as a founding principal and is Co-CEO and managing partner. He serves as Chairman of Endeavor Group Holdings and on the boards of directors of leading global public companies, including Dell Technologies, Motorola Solutions and VMware. Previously, he served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and on the board of MultiPlan. Mr. Durban currently serves on the Business Council and Business Roundtable. Prior to Silver Lake, he worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance.

About Jesse Cohn

Jesse Cohn is an Equity Partner, Senior Portfolio Manager, the Head of U.S. Equity Activism, and a member of the Management Committee at Elliott Management Corporation. Mr. Cohn’s primary responsibility is to manage public and private U.S. equity efforts. Mr. Cohn also spends considerable time focusing on Elliott’s technology investments and is currently a director of eBay and Citrix as well as numerous private companies. Mr. Cohn is a member of the Advisory Board at the Harvard Law School Program on Corporate Governance. Prior to Elliott, he worked in Morgan Stanley’s Investment Banking Division. Mr. Cohn earned his B.S. in Economics from the University of Pennsylvania’s Wharton School of Business, from which he graduated summa cum laude.

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

About Silver Lake

Silver Lake is the global leader in technology investing, with over $43 billion in combined assets under management and committed capital and a team of approximately 100 investment and operating professionals located in Silicon Valley, New York, London and Hong Kong. Silver Lake’s portfolio of investments collectively generates more than $230 billion of revenue annually and employs 370,000 people globally. For more information about Silver Lake and its portfolio, please visit www.silverlake.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern Twitter’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its ambitions regarding growth of mDAU and revenue and share of the digital advertising market; the identification and appointment of a new independent director; Twitter’s anticipated strategies and growth; and the work of the board committee in evaluating Twitter’s leadership structure. Twitter’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter’s user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter’s new products and product features do not meet expectations and fail to drive mDAU growth; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; Twitter is unable to timely identify a new independent director; Twitter experiences expenses that exceed its expectations; the scope and impact of the recent outbreak of the coronavirus referred to as COVID-19 negatively impacts Twitter’s operations and revenue. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Brandon Borrman

press@twitter.com